UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported):  April 20, 2011

PIONEER POWER SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-155375	27-1347616
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Parker Plaza 400 Kelby Street, 9th Floor Fort Lee, New Jersey	07024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 867-0700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 20, 2011, Pioneer Transformers Ltd. and Bernard Granby Realty Inc., each wholly-owned subsidiaries of Pioneer Power Solutions, Inc. (the “Company”) entered into a new financing arrangement with Bank of Montreal that replaced their October 2009 credit facilities.  The new credit facilities consist of a 7.7 million Canadian dollar (CAD$) demand revolving credit facility for financing ongoing operations, a CAD$2.0 million term loan facility with principal repayments becoming due on a seven year amortization schedule that is to be used to provide long-term financing for equipment acquisitions and construction costs related to the expansion of Pioneer Transformers Ltd.’s plant, a CAD$0.5 million foreign exchange settlement risk facility to hedge against foreign exchange risk and a CAD$50,000 Corporate MasterCard account for business expenses.  The credit facilities are secured by a first-ranking lien in the amount of approximately $10.25 million on all of the present and future movable property of Pioneer Transformers Ltd. and Bernard Granby Realty Inc. and are also cross guaranteed by the same entities.

The credit facilities require Pioneer Transformers Ltd. to comply with various financial covenants, including maintaining a minimum debt service coverage ratio of 1.25, a minimum current ratio of 1.20 and a maximum total debt to tangible net worth ratio of 2.50.  The credit facilities also restrict the ability of Pioneer Transformers Ltd. to make investments or advancements to affiliated or related companies without the lender’s prior written consent.  The demand revolving credit facility is subject to margin criteria and borrowings bear interest at the bank’s prime rate plus 0.75% per annum on amounts borrowed in Canadian dollars, or the U.S. base rate plus 0.75% per annum on amounts borrowed in U.S. dollars.  Borrowings under the term loan facility bear interest at the bank’s prime rate plus 1.0% per annum.

As of April 25, 2011, Pioneer Transformers Ltd. had no borrowings outstanding under any of the credit facilities and was in compliance with their financial covenant requirements.

Repayment of amounts outstanding under the credit facilities may be accelerated upon an event of default. Events of default include failure to pay principal and interest when due, representations and warranties are materially incorrect, breach of covenants and security undertakings, the occurrence of a material adverse change, failure to comply with the terms of other financing agreements of the borrower (with notice and cure periods as applicable); cross-default to material obligations of the borrower, bankruptcy or insolvency of the borrower; non-compliance with any environmental regulation imposed by any government or its agency, a change of ownership either directly or indirectly, and a merger with any other corporation or person.

The commitment letter with Bank of Montreal, which became effective on April 20, 2011 and is the principal governing document for the credit facilities, is filed as Exhibit 10.40 to the Company’s Registration Statement on Form S-1 (File No. 333-173629), filed with the Securities and Exchange Commission on April 20, 2011. The above description is qualified by reference to the complete text of the commitment letter.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this report is incorporated herein by reference. For more information about the terms and conditions of the October 2009 credit facilities, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 31, 2011.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER POWER SOLUTIONS, INC.

Dated: April 26, 2011	By:	/s/ Andrew Minkow
		Name:	Andrew Minkow
		Title:	Chief Financial Officer